Exhibit 99.1

Press Release

Contact:

Investors:	News Media:

Maggie Morris	Linda Megathlin
Investor Relations Director	Communications Director
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES ANNOUNCES PROMOTION OF ROBERT HUREAU TO CHIEF FINANCIAL OFFICER

ALMELO, the Netherlands – July 12, 2011 - Sensata Technologies Holding N.V. (NYSE: ST) announced today that Robert Hureau has been promoted to Senior Vice President and Chief Financial Officer, effective immediately.

Mr. Hureau will report to Chief Administrative Officer and former Chief Financial Officer Jeff Cote. The change will enable Mr. Cote to focus more of his attention on important organizational and administrative matters.

Mr. Hureau has served as Vice President and Chief Accounting Officer responsible for worldwide accounting, external financial reporting, internal controls, treasury operations, tax and investor relations since May, 2009. He joined Sensata in February, 2007 as Vice President and Corporate Controller and previously worked as Vice President Corporate Controller and Vice President Finance at Brooks Eckerd Pharmacy and as Corporate Controller at Ocean Spray Cranberries, Inc.

Commenting on Mr. Hureau’s new role, Sensata’s Chairman and Chief Executive Officer Tom Wroe said, “Bob has made significant contributions to the company since joining Sensata in 2007 and was instrumental in a series of successful financial transactions including an initial public offering, three acquisitions, a series of secondary offerings and most recently a refinancing of our debt structure. Based on this track record, we are confident that Bob will continue to excel in his new role as Chief Financial Officer.”

Mr. Hureau holds a Bachelor of Science degree from Babson College and a Master of Business Administration degree from Babson College Franklin W. Olin Graduate School of Business. He started his career at PricewaterhouseCoopers LLP and is a Certified Public Accountant in Massachusetts.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Employing approximately 11,500 people in nine countries, Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.